UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2011

‘mktg, inc.’
(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York 10011
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (212) 366-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 16, 2011, ‘mktg, inc.’ (the “Company”) entered into a Settlement Agreement with Brian Murphy, on behalf of himself and derivatively on behalf of the Company (“Plaintiff”), Charles F. Tarzian, Fred Kaseff, Marc C. Particelli, James H. Feeney, Herbert M. Gardner, John A. Ward III, UCC-mktg Investment, LLC, UCC-mktg Partners, LLC, Charles Horsey, Patty Hubbard, James Ferguson, Dave Arnold, and Union Capital Corporation.

As previously reported, Plaintiff commenced a lawsuit in the Supreme Court of the State of New York, County of New York (the “Court”) in May 2010, against the former Chairman of the Company’s Board of Directors, certain former directors and officers of the Company, and the Company as a nominal defendant. The Complaint alleged, among other things, that the defendants breached fiduciary duties owed to the Company and its stockholders by failing to ensure that the Company’s financial statements for its fiscal year ended March 31, 2008 and quarter ended June 20, 2008 were prepared correctly, and by causing the Company to enter into its December 2009 financing on terms dilutive to the Company’s stockholders. In an Amended Complaint filed in October 2010, investors in the Company’s December 2009 financing were named as additional defendants. In addition to repeating the allegations made in the original Complaint, the Amended Complaint alleged that the investors in the December 2009 financing were unjustly enriched at the Company’s expense, and sought rescission of the financing transaction, or in the alternative, the reformation of the terms of the financing.

Pursuant to the Settlement Agreement, among other things:

●
the Company has agreed to redeem its outstanding Senior Secured Notes within 45 days of the Court’s approval of the Settlement Agreement, provided that such period may be extended for an additional 45 days if repayment is not reasonably possible due to market volatility or certain similar events set forth in the Settlement Agreement;

●	the annual management fee payable by the Company to Union Capital Corporation will be reduced from $125,000 to $62,500 within two days of the Court’s approval of the Settlement Agreement;
●	the Company will pay up to $175,000 of Plaintiff’s legal fees, subject to the Court’s approval;
●	the Company’s Senior Secured Notes have been amended to fix the interest rate thereunder at 12.5 percent;
●	the parties agreed to the settlement of all claims relating to the lawsuit and the dismissal of the lawsuit with prejudice; and
●	Plaintiff provided the defendants with a general release.

Other than the amendment to the Senior Secured Notes, which became effective on September 16, 2011, the terms of the Settlement Agreement will not become effective until approved by the Court following a hearing at which stockholders of the Company will be entitled to object to the Settlement Agreement. It is anticipated that the Settlement Agreement will be presented to the Court for approval in the Fall of 2011, following notice to the Company’s stockholders of the terms thereof. There can be no assurance that the Court will approve the Settlement Agreement.

The foregoing is a summary of the terms of the Settlement Agreement and does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of the Settlement Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 8.01. Other Events.

On September 12, 2011, American Express (“AmEx”) released the $500,000 letter of credit it had been issued by Sovereign Bank on the Company’s behalf. The letter of credit had secured the Company’s obligations with respect to Amex credit cards issued to the Company and its employees. Thereafter, on September 15, 2011, Sovereign Bank released to the Company the $500,000 of cash collateral that had been pledged to secure the Company’s reimbursement obligations under the letter of credit, resulting in an automatic reduction in the Company’s interest rate under its Senior Secured Notes from 16.5% to 12.5%.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Settlement Agreement dated as of September 16, 2011.

Exhibit 10.2	Second Amendment to Senior Secured Notes dated as of September 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 16, 2011.

‘mktg, inc.’

By:	/s/ James R. Haughton
James R. Haughton,
Senior Vice President - Controller

EXHIBIT INDEX

No.	Description

Exhibit 10.1	Settlement Agreement dated as of September 16, 2011.

Exhibit 10.2	Second Amendment to Senior Secured Notes dated as of September 16, 2011.